EXHIBIT 99.2


                         [BANK OF ASHEVILLE LOGO HERE]








                               1999 ANNUAL REPORT

                         BANKING THE WAY IT OUGHT TO BE

                                                                            99.3
BANKING -
THE WAY IT OUGHT TO BE

The Bank of Asheville is a community bank that is committed to providing high quality service, growing safely and steadily while maintaining profitability and being sensitive to the needs of customers and employees. We are an independent community bank serving the needs of Asheville and Buncombe County in western North Carolina. Our 1999 annual report is presented in summary format, which allows us to provide information to our shareholders on a timely basis. More detailed information can be found in Form 10-KSB.

Shareholder Information              2

Letter From the Board of
Directors                            3

Board of Directors &
Officers                             5

Financial Overview                   6

Balance Sheets                       8

Statements of Operations             9

Statements of Changes in
Shareholders' Equity                10

Independent Auditors' Report        11

Quarterly Financial Data            12

Office Locations                    13

SHAREHOLDER INFORMATION
ANNUAL MEETING

The Annual Meeting of the shareholders of The Bank of Asheville will be held at 3:00 p.m., Tuesday, April 18, 2000, at the Renaissance Asheville Hotel, One Thomas Wolfe Plaza, Asheville, North Carolina (LOCATED OFF INTERSTATE I-240 AT EXIT 5-B).

STOCK TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
908.497.2312 or 800.368.5948

SHAREHOLDER INFORMATION

For information, contact Randall C. Hall, Executive Vice President and Secretary, Bank of Asheville, 79 Woodfin Place, Asheville, North Carolina, 28801 or 828.232.2904.

EQUAL OPPORTUNITY

The Bank of Asheville is an equal opportunity employer. It is the policy of The Bank of Asheville to treat all employees and applicants for employment without regard to race, creed, color, national origin, sex or age.

COPIES OF FORM 10-KSB

Copies of The Bank of Asheville's Annual Report on Form 10-KSB filed with the Federal Deposit Insurance Corporation may be obtained by shareholders at no charge by writing: Randall C. Hall, Executive Vice President and Secretary, Bank of Asheville, 79 Woodfin Place, Asheville, North Carolina 28801.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
310 First Union Financial Center
P.O. Box 9197
Hickory, North Carolina 28603

MARKET SUMMARY

The Bank of Asheville stock is traded on the Over-The-Counter Bulletin Board under the symbol "BKAH." J.C. Bradford & Co. is an investment firm making a market in The Bank of Asheville stock. There were 633,298 shares outstanding at December 31, 1999 owned by approximately 800 shareholders.

During 1999, 93,500 shares of the Bank's common stock were traded. The closing price of the stock was $7.375.

1999     1ST      2ND      3RD      4TH
         QTR.     QTR.     QTR.     QTR.
High     $11.00   $10.50   $11.00   $10.50
Low      $9.50    $9.50    $9.00    $6.375
Close    $9.50    $10.50   $10.00   $7.375

1998     1ST      2ND      3RD      4TH
         QTR.     QTR.     QTR.     QTR.
High     $NA      $11.50   $14.50   $12.00
Low      $NA      $11.00   $12.00   $10.0625
Close    $NA      $11.50   $13.00   $11.25

MARKET INFORMATION

The Bank of Asheville serves the people of Asheville and Buncombe County of North Carolina. This region offers an exceptional quality of life, with both scenic and cultural treasures to over 190,000 citizens.

PRESIDENT'S LETTER

To the Shareholders of The Bank of Asheville:

The often-quoted Chinese blessing "May you live in interesting times" comes to mind when we look back at the accomplishments of your Bank over the course of the last year. Among our many accomplishments in 1999, your Bank doubled in size, achieved monthly profitability, opened its first branch, received awards for lending efforts in the areas of small business and community development, and successfully met the challenges of Y2K. Knowing that this letter will be included as a part of a full and complete report covering the Bank's financial performance, I will not dwell on the "numbers". However, it is significant to note that your Bank closed the year as a $43 million institution that performed financially better than management had expected.

As noted in several of our quarterly newsletters during 1999, we felt like we were prepared for Y2K. We were. There have been those who have said that Y2K was much to do about nothing. We prefer to think that good planning and execution managed the issue. Y2K had little, if any, impact on the Bank.

1999 saw the opening of our Bank in the Candler market. Clearly, as the Bank grows and as customer demand supports, we plan to take steps to be better positioned to serve the banking needs of all of Asheville and Buncombe County. We continue to evaluate future branch locations. Branching is a cornerstone of our service strategy. As branch locations are justified, we will continue to strategically place banking facilities throughout our market area.

During the year, we continued to review the "menu" of services offered by The Bank of Asheville. Our goal is to refine and expand our deposit and loan offerings to meet the broad spectrum of needs represented by our customers and the markets they represent. The Bank of Asheville is dedicated to "community" banking. While we cannot and will not be all things to all persons, we are dedicated to providing those products and services that are consistent with our commitment to community banking.

The review and refinement process is fundamental to providing the services and products our customers both want and need. 2000 represents the challenge and opportunity to also consider new services like Internet banking and electronic bill payment services. Though slowed by our need to dedicate resources to the Y2K issue, we are again evaluating and planning as steps in the process of integrating these new styles of community banking into the Bank of Asheville.

The process of building a bank is just that, a process. It is a process of refinement and change, growth and expansion - a process of learning and applying what we learn to build a better bank. We encourage your participation in the process. Please let us know how we are doing. We value your input and always welcome the opportunity to discuss any aspect of The Bank of Asheville with you. Your management and staff are committed to building the best bank we can possibly build.

As some of you may know, our name, The Bank of Asheville, is not new to a bank in Asheville. Two predecessor banks, one in the 1800's and one in the 1900's used the same name. In watching a recent news report appearing on television that highlighted some of the changes during the 1900's, it occurred to me that in the midst of all of the change and progress, some things remain a constant in banking. It is a business that emphasizes people, service, integrity and trust. Whether the 1800's, the 1900's or the 2000's, The Bank of Asheville is committed to being the best possible Bank it can be.

Before I close, it is appropriate that I make a few comments about the valuable contributions of our officers and employees. The Bank of Asheville is not one individual or even a group of individuals. Your Bank is fortunate to be staffed by some of the best community bankers in North Carolina. We would not be the Bank we are today without their dedication, support, commitment, and focus. The results speak for themselves, and I am delighted to have the opportunity to work with them. They are what truly makes your Bank special.

We also appreciate your support and business as well as the confidence you have placed in the management and employees of The Bank of Asheville. Thank you for giving us the opportunity to be of service to you. We look forward to a great 2000 and encourage you to think of The Bank of Asheville when a banking need arises.

Sincerely


Max O. Cogburn, Sr.
Chairman of the Board of Directors

THE BANK OF ASHEVILLE
BOARD OF DIRECTORS
AND OFFICERS

BOARD OF DIRECTORS

W. EDWARD ANDERSON                                DAVID N. WILCOX
DIRECTOR                                          DIRECTOR
Hasco Mold Bases                                  Wilcox Travel Agency, Inc.

M. DAVID COGBURN, M.D.                            OFFICERS
PRESIDENT
Carolina Mountain Dermatology, P.A.               G. GORDON GREENWOOD*
                                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
MAX O. COGBURN, SR.
ATTORNEY AND PARTNER                              RANDALL C. HALL, C.P.A.
Cogburn, Goosmann, Brazil & Rose, P.A.            EXECUTIVE VICE PRESIDENT AND SECRETARY
                                                  CHIEF FINANCIAL OFFICER
DARRYL J. HART
VICE PRESIDENT AND GENERAL MANAGER                ROBERT E. TUCK, JR.
Hart Funeral Services, Inc.                       SENIOR VICE PRESIDENT AND CHIEF CREDIT OFFICER

CAROL L. KING, C.P.A.                             JUDY P. WALDROOP
PRESIDENT                                         SENIOR VICE PRESIDENT
Carol L. King & Associates, P.A.
                                                  SUE S. DONALDSON
G. GORDON GREENWOOD*                              VICE PRESIDENT
PRESIDENT AND CHIEF EXECUTIVE OFFICER
The Bank of Asheville                             KATHY E. FOX, C.P.A.
                                                  VICE PRESIDENT
STEPHEN L. PIGNATIELLO
OWNER                                             DIANA B. BARR
Pignatiello Communications                        ASSISTANT VICE PRESIDENT

KENT W. SALISBURY, M.D.                           KAREN E. KNOWLTON
PARTNER                                           ASSISTANT VICE PRESIDENT
Asheville Cardiology Associates, P.A.
                                                  WILLIAM W. NESBIT, III
LAURA A. WEBB                                     ASSISTANT VICE PRESIDENT
PRESIDENT
Webb Investment Services, Inc.

* G. Gordon Greenwood was hired as President and CEO in January 2000 to replace Howard B. Montgomery, Jr. who retired and resigned from the Board of Directors.

FINANCIAL OVERVIEW

1999 was the second full year of operations for The Bank of Asheville. The achievement of significant milestones emanates in financial growth and improved operating results of the Bank. During 1999, the Bank focused on three key areas: growth, increasing its market share and creating shareholder value. Through branch expansion, the continuous redesign of deposit products, competitive interest rate pricing and marketing efforts, the Bank achieved its goals.

Deposits grew by a total of $21,474,332 or 131% to $37,920,980. The addition of a second banking location generated approximately $9 million in deposits during 1999. Growth in bank deposits manifested in both time and demand deposit accounts. Time deposits accounted for over $11 million or 53% of total deposit growth. Time deposits growth resulted from the offering of competitive interest rates, product offerings and effective sales call efforts. Demand deposits grew from $8,987,840 to $19,142,279 or 113%. Of the total $19,142,279 in demand deposit and savings accounts, $14,361,398 or 75% of the accounts earn competitive interest rates in the form of NOW, money market or savings accounts. Deposit accounts serve as the primary source of funding for the Bank's loan and investment portfolios.

Loans outstanding totaled $34,460,724 at December 31, 1999, an increase of 146%. The Bank of Asheville specializes in lending to small businesses, professionals and consumers. Loans secured by real estate accounted for $9,782,130 or 29%, while commercial loans accounted for $24,115,830 or 70% of total loans. Consumer loans comprised only a small portion of the loan portfolio. However, as the Bank expanded into retail based markets during 1999, the consumer loan portfolio reflected corresponding increases in consumer lending.

Interest income, derived from interest-earning assets, serves as the Bank's primary source of income. Changes in interest income and interest expense reflect changes in rates and volume. The bank currently operates with an asset sensitive balance sheet. Asset sensitive means that when interest rates in the overall economy change, rates on the Bank's loans change more quickly than rates on its deposits. Therefore, when rates rise, the Bank's interest income rises at a faster pace than the interest expense it pays on its deposits. Likewise, when rates fall, the Bank's interest income on loans declines at a faster pace than the interest it pays on deposits. The Bank manages the maturities and pricing of its interest-earning assets and interest-bearing liabilities so as to maximize net interest income, regardless of whether rates rise or fall in the market.

During 1999, the Bank earned $2,760,318 on interest-earning assets such as loans and investment securities compared to $1,061,351 in 1998. Increases in interest income were attributable to growth in interest-earning assets. Interest expense totaled $1,128,641 in 1999 compared to $424,509 in 1998. The growth in interest expense was attributable to growth in interest-bearing liabilities. Net interest income, the difference between interest income and interest expense, totaled $1,631,677 in 1999 compared to $636,842 in 1998.

Non-interest income, which parallels growth in transaction accounts such as demand, NOW and money market accounts, accounted for $414,864 or 13% of total revenue. Non-interest income results from service charges on deposit accounts and other fees for services provided. Service charges on deposit accounts produced $272,911 in fee income during 1999 compared to $83,349 in

1998. Other income, including service fees and commissions and fees from the origination of mortgage loans, generated $141,953 in 1999 compared to $33,695 in 1998. Non-interest expense totaled $2,018,808 in 1999 compared to $1,458,899 in 1998. In 1999 salaries and benefits accounted for $1,049,339 or 52% of total non-interest expense. Other expenses incurred to operate the Bank totaled $969,469 in 1999 compared to $743,238 in 1998. In February 1999, the Bank opened a new banking office in Candler, which contributed to additional operating expenses. Despite the increase in expenses, the Bank was able to effectively increase it efficiency through growth in asset size, effective cost containment, and evaluating investments relative to the value they generate.

In January 1999, the Bank adopted Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up and organizational costs. The pronouncement requires costs of start-up activities and organizational costs to be expensed as incurred. Unamortized organizational costs, net of deferred income taxes, of $71,326 were expensed in January 1999, and is reflected as a cumulative effect of a change in accounting principle within the accompanying financial statements.

During the third and fourth quarters of 1999, the Bank achieved profitability of $7,034 and $30,643, before income taxes. Due in part to this evidence of profitable operations, a tax benefit of $110,625 related to the carryforward of prior net operating losses.

The net operating loss for 1999, prior to the effect of a change in accounting principle, was $178,327 or $.29 per share compared to $974,627 or $1.60 per share in 1998. The net operating loss after the cumulative effect of a change in accounting principles totaled $249,653 or $.41 per share. The comprehensive loss, which is the change in equity during a period excluding changes resulting from investments by shareholders and distributions to shareholders, net of tax totaled $251,596 in 1999 and $982,897 in 1998.

Asset quality remained strong during l999. While there was skepticism about the strength of the economy, the Bank insulated itself to some degree by investing in high quality loans. Our internal credit administration department monitors potential problem loans in an effort to minimize losses and delinquencies. Net charge-offs totaled $6,596 or .03% of average loans outstanding. As a matter of prudence, management continued to contribute to the loan loss reserve. The total allowance for loan losses increased to $528,808 or 1.53% of gross loans outstanding as of December 31, 1999. We anticipate asset quality to remain strong during 2000 with emphasis on conservative lending practices.

The foregoing discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success of changing strategies of the Bank's customers, action of government regulators, or general economic conditions.

THE BANK OF ASHEVILLE
BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

                                                                            1999               1998
ASSETS:
  Cash and cash equivalents:
    Cash and due from banks                                                 $ 1,892,403           $ 676,714
    Interest-bearing deposits                                                     2,784              99,000
    Federal funds sold                                                        2,110,000           2,770,000
                                                                            -----------          ----------
          Total cash and cash equivalents                                     4,005,187           3,545,714
  Investment securities - available for sale, at fair value                 -----------          ----------
    (amortized cost of $2,508,339 and $2,087,778
    at December 31, 1999 and 1998, respectively)                              2,502,411           2,085,000
                                                                            -----------          ----------
  Loans                                                                      34,460,724          14,023,265
  Allowance for loan losses                                                    (528,808)           (218,719)
                                                                            -----------          ----------
  Net loans                                                                  33,931,916          13,804,546
  Premises and equipment, net                                                 2,455,507           2,200,051
  Accrued interest receivable                                                   220,151             100,039
  Federal Home Loan Bank stock, at cost                                          58,100                   -
  Organizational costs, net                                                           -             116,203
  Deferred income taxes                                                         133,688                   -
  Other assets                                                                   61,137              41,142
                                                                            -----------          ----------

TOTAL                                                                       $43,368,097        $ 21,892,695
                                                                            ===========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Deposits:
    Demand                                                                  $ 4,780,881         $ 2,759,092
    NOW accounts                                                              3,154,225           1,820,714
    Money market accounts                                                    10,623,376           4,079,314
    Savings                                                                     583,797             328,820
    Time deposits of $100,000 or more                                         5,620,684           3,206,120
    Other time deposits                                                      13,158,017           4,252,588
                                                                            -----------          ----------
          Total deposits                                                     37,920,980          16,446,648
  Accrued interest payable                                                      159,149              64,497
  Deferred income taxes                                                               -              23,021
  Other liabilities                                                             119,569             195,594
                                                                            -----------          ----------
          Total liabilities                                                  38,199,698          16,729,760
                                                                            -----------          ----------


SHAREHOLDERS' EQUITY:
  Common stock, $5 par value, authorized - 10,000,000 shares;
    outstanding shares- 633,298 and 607,557 at
    December 31, 1999 and 1998, respectively                                  3,166,490           3,037,785
  Additional paid-in capital                                                  3,596,444           3,467,729
  Accumulated deficit                                                        (1,590,896)         (1,341,243)
  Accumulated other comprehensive loss                                           (3,639)             (1,696)
                                                                            -----------          ----------
          Total shareholders' equity                                          5,168,399           5,162,575
                                                                            -----------          ----------
TOTAL                                                                       $43,368,097        $ 21,892,335
                                                                            ===========          ==========

8

THE BANK OF ASHEVILLE
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997
(DATE OF INCORPORATION) TO DECEMBER 31, 1997
                                                                           1999             1998          1997
INTEREST INCOME:
  Interest and fees on loans                                           $ 2,492,208    $   661,439    $     1,262
  Federal funds sold                                                       142,955        186,602         24,947
  Interest-bearing deposits                                                  1,211          4,560         64,482
  Investments:
    U. S. Treasuries                                                        26,129         64,213          5,000
    U. S. Government agencies                                               95,105        144,537          5,164
    Corporate dividends                                                      2,710           --             --
                                                                       -----------    -----------    -----------
          Total interest income                                          2,760,318      1,061,351        100,855
                                                                       -----------    -----------    -----------
INTEREST EXPENSE:
  Time deposits of $100,000 or more                                        189,677        109,687            581
  Other time and savings deposits                                          937,345        286,900          1,860
  Federal funds purchased                                                    1,522            --             --

  Note payable                                                                --         27,922          1,111
  Other interest expense                                                        97           --             --
                                                                       -----------    -----------    -----------
          Total interest expense                                         1,128,641        424,509          3,552
                                                                       -----------    -----------    -----------
NET INTEREST INCOME                                                      1,631,677        636,842         97,303
PROVISION FOR LOAN LOSSES                                                  316,685        269,614          3,200
                                                                       -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES                                                          1,314,992        367,228         94,103
                                                                       -----------    -----------    -----------
OTHER INCOME:
  Service charges on deposit accounts                                      272,911         83,349             30
  Other service fees and commissions                                       131,316         29,162            563
  Other                                                                     10,637          4,533            420
                                                                       -----------    -----------    -----------
          Total other income                                               414,864        117,044          1,013
                                                                       -----------    -----------    -----------
OTHER EXPENSES:
  Salaries and wages                                                       941,253        649,415         98,119
  Employee benefits                                                        108,086         66,246          9,467
  Occupancy expense, net                                                    79,280         64,128          4,299
  Equipment rentals, depreciation and maintenance                          201,738        132,439         29,526
  Other                                                                    688,451        546,671         91,528
                                                                       -----------    -----------    -----------
          Total other expenses                                           2,018,808      1,458,899        232,939
                                                                       -----------    -----------    -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE AND INCOME TAXES                                              (288,952)      (974,627)      (137,823)
INCOME TAX PROVISION (BENEFIT)                                            (110,625)          --           24,103
                                                                       -----------    -----------    -----------
NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNT PRINCIPLE                                                       (178,327)      (974,627)      (161,926)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE,
  NET OF TAX BENEFIT OF $44,877                                            (71,326)          --             --
                                                                       -----------    -----------    -----------
NET LOSS                                                                  (249,653)      (974,627)      (161,926)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX -
  Unrealized holding gains (losses) on securities available for sale        (1,943)        (8,270)         6,574
                                                                       -----------    -----------    -----------
COMPREHENSIVE LOSS                                                     $  (251,596)   $  (982,897)   $  (155,352)
                                                                       ===========    ===========    ===========

BASIC NET LOSS PER SHARE BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE                                         $     (0.29)   $     (1.60)   $     (0.27)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                    $     (0.12)   $      --      $      --
                                                                       -----------    -----------    -----------
BASIC NET LOSS PER SHARE                                               $     (0.41)   $     (1.60)   $     (0.27)
                                                                       ===========    ===========    ===========

9

THE BANK OF ASHEVILLE
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997 (DATE OF INCORPORATION) TO DECEMBER 31, 1997

                                                                                               ACCUMULATED
                                           COMMON  STOCK        ADDITIONAL                        OTHER            TOTAL
                                       ----------- ------------   PAID-IN     ACCUMULATED     COMPREHENSIVE    SHAREHOLDERS'
                                         SHARES      AMOUNT       CAPITAL       DEFICIT       INCOME/(LOSS)       EQUITY

BALANCE, OCTOBER 29, 1997                 607,557   $3,037,785   $3,467,729     $(204,690)                     $6,300,824
Net unrealized gain on securities
  available for sale                            -            -            -              -        $6,574            6,574
Net loss                                        -            -            -      (161,926)            -          (161,926)
                                       ---------   ------------- ----------      ---------       -------        ---------

BALANCE, DECEMBER 31, 1997                607,557    3,307,785    3,467,729      (366,616)         6,574        6,154,472
Net change in unrealized  gain
  on securities available for sale              -            -            -              -        (8,270)          (8,270)
Net loss                                        -            -            -      (974,627)            -          (974,627)
                                       ---------   ------------- ----------      ---------       -------        ---------

BALANCE, DECEMBER 31, 1998                607,557    3,037,785    3,467,729    (1,341,243)       (1,696)        5,162,575
Net change in unrealized loss
  on securities available for sale              -            -            -              -       (1,943)           (1,943)
Warrants exercised                         25,741      128,705      128,715                                       257,420
Net loss                                        -            -            -      (249,653)            -          (249,653)
                                       ---------   ------------- ----------      ---------      --------        ---------
BALANCE, DECEMBER 31, 1999                633,298   $3,166,490   $3,596,444   $(1,590,896)      $(3,639)       $5,168,399
                                          =======   ==========   ==========   ============      ========       ==========

10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders The Bank of Asheville
Asheville, North Carolina

We have audited the balance sheets of The Bank of Asheville (the "Bank") as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and for the period from October 29, 1997 (Date of Incorporation) to December 31, 1997. Such financial statements and our report thereon dated January 25, 2000, expressing an unqualified opinion (which are not included herein), are included in the proxy statement for the 2000 annual meeting of stockholders. The accompanying condensed financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on such condensed financial statements in relation to the complete financial statements.

In our opinion, the information set forth in the accompanying condensed financial statements of the Bank is fairly stated in all material respects in relation to the basic financial statements from which it has been derived.



January 25, 2000
Hickory, North Carolina

Quarterly Financial Data (unaudited)
1999                                               1Q            2Q           3Q          4Q
Net interest income                             $ 267,274    $ 357,448    $ 473,741   $ 533,214
Provision for loan losses                          74,460      129,825       61,170      51,230
                                               ----------   ---------    ---------    ---------
Net interest income after provision for loan
losses                                            192,814      227,623      412,571     481,984
                                               ----------   ---------    ---------    ---------
Other income                                       55,062      101,897      126,086     131,819
                                                ---------    ---------    ---------   ---------
Other expenses                                    448,228      455,797      531,623     583,160
                                               ----------   ---------    ---------    ---------
Income (loss) before income taxes (benefits)
and cumulative effect of a change in
accounting principle                             (200,352)    (126,277)       7,034      30,643
                                               ----------   ---------    ---------    ---------
Income taxes (benefits)                                 0            0            0    (110,625)
                                               ----------   ---------    ---------    ---------
Net income (loss) before cumulative effect of
a change in accounting principle                 (200,352)    (126,277)       7,034     141,268
                                               ----------   ---------    ---------    ---------
Cumulative effect of a change in accounting
principle                                         (71,326)           0            0           0
                                               ----------    ---------    ---------   ---------
Net income (loss)                               $(271,678)   $(126,277)   $   7,034   $ 141,268
                                                ---------    ---------    ---------   ---------
Earnings per share:
Basic income (loss) before cumulative effect
of a change in accounting principle             $    (.33)   $   (.21)   $     .02   $     .23
Cumulative effect of a change in accounting
principle                                            (.12)         --           --          --
                                               ----------   ---------    ---------    ---------
Basic                                           $    (.45)   $   (.21)   $     .02   $     .23
                                               ----------   ---------    ---------    ---------
Diluted                                         $    (.45)   $   (.21)   $     .02   $     .23
                                               ----------   ---------    ---------    ---------
Average shares outstanding
Basic                                             607,565      607,567      613,395     633,298
Diluted                                           607,565      607,567      613,395     633,298

1998                                                 1Q           2Q           3Q          4Q
Net interest income                            $ 100,590    $ 137,203    $ 173,302    $ 225,747
Provision for loan losses                         46,100       37,300       87,600       98,614
                                               ----------   ---------    ---------    ---------
Net interest income after provision for loan
losses                                            54,490       99,903       85,702      127,133
                                               ----------   ---------    ---------    ---------
Other income                                      13,386       21,458       34,210       47,990
                                               ---------    ---------    ---------    ---------
Other expenses                                   339,529      325,504      380,818      413,048
                                               ----------   ---------    ---------    ---------
Net loss                                       $(271,653)   $(204,143)   $(260,906)   $(237,925)
                                               ----------   ---------    ---------    ---------

Earnings per share:
Basic                                          $    (.45)   $    (.34)   $    (.43)   $    (.38)
                                               ----------   ---------    ---------    ---------
Diluted                                        $    (.45)   $    (.34)   $    (.43)   $    (.38)
                                               ---------    ---------    ---------    ---------
Average shares outstanding
Basic                                            607,557      607,557      607,557      607,557
Diluted                                          607,557      607,557      607,557      607,557

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
CORPORATE OFFICES

79 Woodfin Place
Asheville, NC 28801
828.252.1735 telephone
828.252.1792 facsimile

BANKING LOCATIONS

ASHEVILLE OFFICE
79 Woodfin Place
Asheville, NC 28801
828.252.1735 telephone
828.252.1792 facsimile

CANDLER OFFICE
6 Dogwood Road
Candler, NC 28715
828.665.3846 telephone
828.665.3849 facsimile

TELEPHONE BANKING
828.281.0012

WEB SITE
www.bankofasheville.com

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